EXHIBIT 11

STATEMENT REGARDING COMPUTATION

OF PER SHARE EARNINGS

			SHARES
Basic Shares outstanding at September 30, 2004			1,762,447

Net income after tax	$115,196	= $ .07 per share
Basic Shares outstanding	1,762,447

Diluted Shares outstanding at September 30, 2004			1,834,081

Net income after tax	$115,196	= $ .06 per share
Diluted Shares outstanding	1,834,081

Note: Basic earnings per share is computed as earnings divided by weighted average basic shares outstanding. When a loss occurs, Diluted (loss) per share and Basic (loss) per share are the same.

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